UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2008

OMNI ENERGY SERVICES CORP.

(Exact name of registrant as specified in its charter)

LOUISIANA	0-23383	72-1395273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 N.E. Evangeline Thruway

Carencro, Louisiana 70520

(Address of principal executive offices) (Zip Code)

(337) 896-6664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective December 1, 2008, OMNI Energy Services Corp. (the “Company”) entered into a new employment agreement (the “Employment Agreement”) with Brian J. Recatto, the Company’s President and Chief Executive Officer. Under terms of the Employment Agreement, Mr. Recatto’s employment with the Company will continue in effect until June 30, 2012 with automatic renewals for successive one year terms, unless either party gives 60 days prior written notice of non-renewal. Under the Employment Agreement, Mr. Recatto will receive an annual base salary of $300,000, which base salary will be reviewed annually in the second quarter of each fiscal year of Mr. Recatto’s employment under the Employment Agreement, beginning in 2009. Additionally, Mr. Recatto will be eligible to receive an annual bonus up to 125% of his annual salary through the achievement of targets determined and approved by the Board of Directors through the Company’s Senior Executive Bonus Plan.

If the employment of Mr. Recatto is terminated, other than for cause (as defined in the Employment Agreement), the Company shall pay (i) the annual base salary in effect in semi-monthly payments for the remainder of the contract period or twelve months, whichever is greater, (ii) vacation pay earned but not taken to the date of such termination, and (iii) annual bonus prorated to the date of termination. In addition, all stock options will vest. In addition, the employment agreement contains standard termination provisions for disability, death or cause, and contains non-compete, non-solicitation and confidentiality provisions that prohibit Mr. Recatto from disclosing certain information belonging to the Company.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

10.1	Employment Agreement between OMNI Energy Services Corp. and Brian J. Recatto dated December 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI ENERGY SERVICES CORP.
Dated: December 17, 2008

	By:	/s/ Ronald D. Mogel
Senior Vice President and Chief Financial Officer